Exhibit 10.1

DNA Holdings Venture Inc.

DNA CONSULTING AGREEMENT

This Consulting Agreement (the “Agreement”) is entered into on July 11, 2025 (the “Eﬀective Date”) by and between Amaze (the “Company”), and DNA Holdings Venture Inc, a Puerto Rico Corporation ( the “Consultant”). In this Agreement, the Company and Consultant may each be referred to as a “party” or, together, as the “parties.” Now therefore, the parties hereby agree as follows:

1.               Consulting Relationship. During the term of this Agreement, Consultant will provide consulting services (the “Services”) to the Company as described on Exhibit A attached to this Agreement. Consultant represents that it has the qualiﬁcations, the experience and the ability to properly perform the Services. Consultant shall use Consultant’s best eﬀorts to perform the Services such that the results are satisfactory to the Company.

2.               Compensation. As consideration for the Services to be provided by Consultant and other obligations, the Company shall pay to Consultant the amounts speciﬁed in Exhibit C attached to this Agreement at the times speciﬁed therein.

3.               Expenses. Consultant shall not be authorized to incur on behalf of the Company any expenses without the prior consent of the Company’s Chief Executive Officer, which consent shall be evidenced in writing for any expenses in excess of $200. As a condition to receipt of reimbursement, Consultant shall be required to submit to the Company reasonable evidence that the amount involved was expended and related to Services provided under this Agreement.

4.               Term and Termination. Consultant shall serve as a consultant to the Company for a twelve month period commencing on the Eﬀective Date of this Agreement (the “Term”). The Term shall be extended for an additional twelve months unless terminated by either party with 30 days written notice.

5.               Independent Contractor. Consultant’s relationship with the Company will be that of an independent contractor and not that of an employee. Consultant shall be responsible for the payment of any federal, state or local taxes due by Consultant.

(a)   Method of Provision of Services: Consultant shall be solely responsible for determining the method, details and means of performing the Services. Consultant may, at Consultant’s own expense, employ or engage the service of such employees or subcontractors as Consultant deems necessary to perform the Services required by this Agreement (the “Assistants”). Such Assistants are not the employees of the Company and Consultant shall be wholly responsible for the professional performance of the Services by its Assistants such that the results are satisfactory to the Company. Consultant shall expressly advise the Assistants of the terms of this Agreement, and shall require each Assistant to execute a Conﬁdential Information and Inventions Agreement (the “Conﬁdentiality Agreement”) with terms at least as protective of the Company as set forth in Sections 7 and 8 hereof.

(b)   No Authority to Bind Company. Neither Consultant, nor any partner, agent or employee of Consultant, has authority to enter into contracts that bind the Company or create obligations on the part of the Company without the prior written authorization of the Company. Consultant shall not be an agent of the Company.

(c)   No Beneﬁts. Consultant acknowledges and agrees that Consultant (or Consultant’s employees, if Consultant is an entity) will not be eligible for any Company employee beneﬁts and, to the extent Consultant (or Consultant’s employees, if Consultant is an entity) otherwise would be eligible for any Company employee beneﬁts but for the express terms of this Agreement, Consultant (on behalf of itself and its employees) hereby expressly declines to participate in such Company employee beneﬁts.

(d)   Withholding; Indemniﬁcation. Consultant shall have full responsibility for applicable withholding taxes for all compensation paid to Consultant, its partners, agents or its employees under this Agreement, and for compliance with all applicable labor and employment requirements with respect to Consultant’s self-employment, sole proprietorship or other form of business organization, and Consultant’s partners, agents and employees, including state worker’s compensation insurance coverage requirements and any US immigration visa requirements. Consultant agrees to indemnify, defend and hold the Company harmless from any liability for, or assessment of, any claims or penalties with respect to such withholding taxes, labor or employment requirements, including any liability for, or assessment of, withholding taxes imposed on the Company by the relevant taxing authorities with respect to any compensation paid to Consultant or Consultant’s partners, agents or its employees.

6.               Supervision of Consultant’s Services. All of the services to be performed by Consultant, including but not limited to the Services, will be as agreed between Consultant and the Company. Consultant will be required to report to the company concerning the Services performed under this Agreement. The nature and frequency of these reports will be left to the discretion of the Company.

7.               Company Property. (a) Deﬁnition. For the purposes of this Agreement, the term “Company Inventions” will mean all inventions, works of authorship, reports, improvements, developments, concepts or trade secrets made, conceived, developed or reduced to practice by Consultant, alone or with others, whether or not patentable or otherwise legally protectable, which result from the performance of the Services or which have been funded by the Company.

(b)	Assignment of Ownership.

(i)              Assignment. Consultant hereby acknowledges and agrees that all Company Inventions shall be considered 'work made for hire' to the maximum extent permitted by law. To the extent any Company Invention does not qualify as a work made for hire, Consultant hereby assigns to the Company all right, title, and interest therein, and waives any moral rights thereto.

(ii)            Disclosure, Assistance and Conﬁdentially. Consultant will: (A) disclose all Company Inventions to the Company promptly, in writing; (B) cooperate with and assist the Company to apply for and to prosecute, and to execute any applications, assignments or other documents reasonably necessary to obtain or maintain, any patent, copyright, trademark or other statutory protection for all applicable Company Inventions in the Company’s name as the Company deems appropriate; (C) deliver to the Company evidence for interference purposes or other legal proceedings and to testify in any interference or other legal proceedings and to otherwise assist the Company related thereto, whenever reasonably requested to do so by the Company; and (D) treat all Company Inventions as “Conﬁdential Information,” as deﬁned below. Consultant hereby grants the Company a limited power of attorney to execute any documents necessary or appropriate to eﬀectuate the Company’s rights hereunder.

8.	Conﬁdentiality.

(a)   Scope. Consultant will protect the Conﬁdential Information (as deﬁned below) from unauthorized dissemination and use. Consultant will not use the Conﬁdential Information for purposes other than the performance of the Services. Consultant will not disclose to third parties the Conﬁdential Information without the prior written consent of the Company. For purposes of this Agreement, “Conﬁdential Information” means any trade secrets or other information of the Company, whether of a business, ﬁnancial, technical or other nature (including, without limitation, information relating to the Company’s products, research, development, intellectual property, business plans, ﬁnances, marketing plans, suppliers, vendors, customers, clients, prospects or other aﬀairs), that is disclosed to or observed by Consultant during the term of this Agreement. Conﬁdential Information also includes any information that has been made available to the Company by third parties that the Company is obligated to keep conﬁdential. Conﬁdential Information does not include any information that Consultant can establish: (i) is or was acquired by Consultant from a third party and is not subject to an unexpired obligation to such third party restricting Consultant’s use or disclosure thereof; (ii) is independently developed by Consultant without reliance upon or use of the Conﬁdential Information; or (iii) is or has become generally publicly available through no fault or action of Consultant.

(b)   Exception. Notwithstanding Section 8(a), Consultant may disclose or produce any Conﬁdential Information if and to the extent required by any discovery request, subpoena, court order or governmental action; provided, that Consultant gives the Company reasonable advance notice of the same (e.g., so as to aﬀord the Company a reasonable opportunity to appear, object and obtain a protective order or other appropriate relief regarding such disclosure).

9.	Conﬂicts with this Agreement.

(a)   Third Party Products. Consultant represents and warrants that neither Consultant nor any of Consultant’s partners, employees or agents is under any pre-existing obligation in conﬂict or in any way inconsistent with the provisions of this Agreement. Consultant represents and warrants that Consultant’s performance of all the terms of this Agreement will not breach any agreement to keep in conﬁdence proprietary information acquired by Consultant in conﬁdence or in trust prior to commencement of this Agreement. Consultant warrants that Consultant has the right to disclose and/or or use all ideas, processes, techniques and other information, if any, which Consultant has gained from third parties, and which Consultant discloses to the Company or uses in the course of performance of this Agreement, without liability to such third parties. Notwithstanding the foregoing, Consultant agrees that Consultant shall not bundle with or incorporate into any deliveries provided to the Company herewith any third party products, ideas, processes, or other techniques, without the express, written prior approval of the Company. Consultant represents and warrants that Consultant has not granted and will not grant any rights or licenses to any intellectual property or technology that would conﬂict with Consultant’s obligations under this Agreement. Consultant will not knowingly infringe upon any copyright, patent, trade secret or other property right of any former client, employer or third party in the performance of the Services required by this Agreement. Consultant shall fully indemnify and hold harmless the Company for any breach under this Section 9.

(b)   Potential Conﬂict of Interest Disclosure Policy. To the extent a relationship between Consultant and a 3rd party or client of Company may pose a conﬂict of interest with the Company, including any additional consideration exchange such as payment of expenses or additional compensation, Company requires Consultants’ provide a full, forthcoming, and material disclosure of this conﬂict or potential conﬂict of interests. Company may terminate Consultants’ contract for Cause, should consultant fail to disclose a conﬂict of interest. Company also reserves the right to determine when and upon what terms a conﬂict of interest will be permitted between Consultants and 3rd parties, and to what extent consulting and investment relationships may be permitted with clients outside of the scope of this Agreement. If such an ongoing relationship is permitted, Consultant will be under strict requirements to report any change to the circumstance or nature of the relationship that may be considered material to Company’s interests.

10.	Miscellaneous.

(a)   Amendments and Waivers. Any term of this Agreement may be amended or waived only with the written consent of the parties.

(b)   Sole Agreement. This Agreement, including the Exhibits hereto, constitutes the sole agreement of the parties and supersedes all oral negotiations and prior writings with respect to the subject matter hereof.

(c)   Notices. Any notice required or permitted by this Agreement shall be in writing and shall be deemed suﬃcient upon receipt, when delivered personally or by courier, overnight delivery service or conﬁrmed facsimile, 48 hours after being deposited in the regular mail as certiﬁed or registered mail (airmail if sent internationally) with postage prepaid, if such notice is addressed to the party to be notiﬁed at such party’s address or facsimile number as set forth below, or as subsequently modiﬁed by written notice.

(d)   Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the the state of Delaware, without giving eﬀect to the principles of conﬂict of laws.

(e)   Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (i) such provision shall be excluded from this Agreement, (ii) the balance of the Agreement shall be interpreted as if such provision were so excluded and (iii) the balance of the Agreement shall be enforceable in accordance with its terms.

(f)    Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

(g)   Arbitration. Any dispute or claim arising out of or in connection with any provision of this Agreement will be ﬁnally settled by binding arbitration in Puerto RTGE, in accordance with the rules of the American Arbitration Association by one arbitrator appointed in accordance with said rules. The arbitrator shall apply Puerto RTGE law, without reference to rules of conﬂicts of law or rules of statutory arbitration, to the resolution of any dispute. Judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. Notwithstanding the foregoing, the parties may apply to any court of competent jurisdiction for preliminary or interim equitable relief, or to compel arbitration in accordance with this paragraph, without breach of this arbitration provision. This Section 10(g) shall not apply to the Conﬁdentiality Agreement.

Advice of Counsel. EACH PARTY ACKNOWLEDGES THAT, IN EXECUTING THIS AGREEMENT, SUCH PARTY HAS HAD THE OPPORTUNITY TO SEEK THE ADVICE OF INDEPENDENT LEGAL COUNSEL, AND HAS READ AND UNDERSTOOD ALL OF THE TERMS AND PROVISIONS OF THIS AGREEMENT. THIS AGREEMENT SHALL NOT BE CONSTRUED AGAINST ANY PARTY BY REASON OF THE DRAFTING OR PREPARATION HEREOF.

[Signature Page Follows]

The parties have executed this Agreement on the respective dates set forth below.

AMAZE HOLDINGS INC (“COMPANY”)

/s/ Aaron E. Day
By: Aaron E. Day

Title: CEO

Address: 2901 West Coast Highway Suite 200,
Newport Beach, CA 92663

Date: July 11, 2025

DNA HOLDINGS VENTURE INC. (“CONSULTANT”)

/s/ Chris Miglino

By: Chris Miglino

Title: CEO

Address: 151 San Francisco #200 San Juan PR 00901

Date: July 11, 2025

[Signature page to Consulting Agreement]

EXHIBIT A

Representative activities may include but shall not be limited to advising and assisting coordination of the following:

Phase	Task
1. Pre Dev	Complete Intake Form
1. Pre Dev	Receive Whitepaper draft (if available)
1. Pre Dev	Receive business overview deck (if available)
1. Pre Dev	Receive business one sheet (if available)
1. Pre Dev	If Moves to Assess 1, DNA Analyst Report on TGE
2. Development	Priority: Roadshow Travel plan co development
2. Development	Priority: TGE Timeline co development
2. Development	Priority: TGE and token strategy and structuring pre vs main sale
2. Development	Priority: Investor deck and one sheet co drafting
2. Development	Additional Market and competitive research and analysis as needed
2. Development	Reﬁne early token adopter strategy - ﬁrst 1 million users, where are there unfair competitive advantages ("Lighthouse")?
2. Development	Whitepaper co-drafting
2. Development	Identify and recruit additional advisors (if any)
2. Development	Introductions to investors
2. Development	TGE platform and ﬁt selection (Coinlist, Binance, OKx, Gate, Etc)
2. Development	Assist in securing Legal service provider, and Investment Bank as needed
2. Development	Architect tokenomics, uses and velocity
2. Development	Strategic Market Maker introductions
2. Development	Facilitate Developer & Auditor consultations
2. Development	Facilitate whitepaper peer review
2. Development	Engage Developer team, TGE token / platform engineering
3. Marketing	Marketing video content package*
3. Marketing	Marketing, recruit/enlist authentic inﬂuencers for content marketing* (KOLs)
3. Marketing	Community analytics
3. Marketing	Community (Telegram, Twitter, etc.) growth hacking*
3. Marketing	TGE tracking sites outreach (listing)
3. Marketing	TGE marketing strategy
3. Marketing	Conferences, speaking engagements
4. TGE Launch	Presale Coordination
4. TGE Launch	Mainsale Coordination or airdrop
4. TGE Launch	Management of liquidity providers.
4. TGE Launch	Introduction to exchanges, CMC, Gecko and wallets.
4. TGE Launch	Management of the company’s treasury.
5. Post Launch	Post TGE Closing, Ongoing Advisory
5. Post TGE	Continued market awareness
5 Post TGE	Discounts on any other DNA Services (MM, OTC Ops, PR, etc)
5. Post TGE	Create a custom “white label” wallet

EXHIBIT B

Calendar of Events for 2025

KBW, SEOUL	KBW SEOUL KOREA	September 22-27 2025	WALKERHILL HOTELS & RESORTS
TOKEN2049 SINGAPORE	TOKEN 2049 SINGAPORE 2025	October 1-2 2025	MARINA BAY SANDS
LONDON BLOCKCHAIN WEEK	LBW	October 22-23 2025	EVOLUTION LONDON
DEVCON 2025	DEVCON 2025	November 17-22 2025	LA RURAL
BITCOIN MENA	BITCOIN MENA	December 8-9 2025	ADNEC CENTER ABU DHABI
ABU DHABI FINANCE WEEK	ABU DHABI FINANCE WEEK	December 10-12 2025	AL MARYAH ISLAND ADGM SQUARE
WAGMI	WAGMI	January 20-23 2026	JAMES L. KNIGHT CENTER

Note: Conference schedule subject to change

EXHIBIT C COMPENSATION

For services rendered by Consultant under this Agreement, the Company shall compensate Consultant upon signing of this Agreement as follows:

I.	Advisory Services

The Consultant shall provide strategic advisory services ("Advisory Services") as outlined in Exhibits A and B, including but not limited to:

●	Crypto Strategy & Token Architecture: Develop and advise on the Company’s overall crypto strategy, including token design, cross-border stablecoin infrastructure, and Web3-native monetization models relevant to the Company’s global creator commerce ecosystem.

●	E-Commerce & Web3 Integration: Guidance on integrating blockchain and tokenized incentives into the Company’s e-commerce, subscription, and syndication business lines to activate and reward sellers globally.

●	Globalization & Cross-Border Currency Solutions: Strategic input on the design and implementation of a cross-border stablecoin or payment rail to enable seamless commerce across Amaze’s 134-country user base.

●	Credibility & Visibility: Support through public brand association, media opportunities, event participation at DNA House events, and visibility within the crypto and Web3 communities.

●	Token Launch & Market Support: Advise on timing, structure, and execution of the Token Generation Event (TGE), including token market-making, exchange relationships, and liquidity strategies.

II.	Compensation

As consideration for advisory services rendered, Consultant shall receive 100,000 shares of common stock in Amaze Holdings Inc. (NASDAQ: AMZE) (the “Shares”). These Shares represent a ﬁxed equity grant and are being issued as non-cash compensation in accordance with the advisory agreement between DNA Advisory and Amaze Holdings Inc.

The Shares shall be duly authorized, fully paid, and non-assessable, and delivered free and clear of any liens, encumbrances, or restrictions other than those imposed by applicable securities laws.

III.	Obligation Absolute; Liquidated Damages

The Company’s obligation to issue and deliver the equity compensation stated herein is absolute and unconditional, and shall not be subject to setoﬀ, counterclaim, or delay, except as may be speciﬁcally enjoined by a court of competent jurisdiction.

IV.	Event Sponsorship and Travel

The Company agrees to sponsor select mutually agreed DNA-hosted events, with attendance and participation coordinated by mutual agreement with the Consultant. Sponsorship fees shall be mutually agreed between the Company and the Consultant and may be satisﬁed using tokens allocated under this Agreement.

The Company shall be solely responsible for its own travel-related expenses for such events, including but not limited to airfare, lodging, car rentals, and per diem allowances.

IV. Market Making Requirement

Company agrees to engage DNA Market Making as one of its market-making providers for its Token Generation Event (TGE). While Company may work with multiple market makers, engagement with DNA Market Making is a required condition of this Agreement. The commercial terms of DNA Market Making’s engagement shall be no less favorable than the most favorable terms Company agrees to with any other market-making provider, on a Most Favored Nation (“MFN”) basis. If Company receives a bona ﬁde oﬀer from another provider with more favorable terms, DNA Market Making shall have the right to match those terms. Company shall provide DNA Advisory with a written copy of such oﬀer, and DNA Market Making shall have ten (10) business days to elect to match.